Exhibit 99.1

PMV CONSUMER ACQUISITION CORP. ANNOUNCES PRICING OF $175 MILLION INITIAL PUBLIC OFFERING

Palm Beach, Florida, September 21, 2020 (GLOBE NEWSWIRE) – PMV Consumer Acquisition Corp. (NYSE: PMVC.U) (the “Company”) today announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “PMVC.U” beginning September 22, 2020. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to list on the NYSE under the symbols “PMVC,” and “PMVC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

UBS Investment Bank and BTIG, LLC are acting as joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units to cover over-allotments, if any, at the initial public offering price.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting: UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275, or by e-mail at olprospectusrequest@ubs.com; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission on September 21, 2020. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on or about September 24, 2020, subject to customary closing conditions.

About PMV Consumer Acquisition Corp.

PMV Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses in the consumer industry with enterprise valuations in the range of $200 million to $3.5 billion.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Peter D. Goldstein
Executive Vice President and Secretary
(561) 318-3766